SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     ---------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) NOVEMBER 7, 2001
                                                       ----------------


                                NTL INCORPORATED
               -------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


    Delaware                      0-30673                      13-4105887
-------------------------------------------------------------------------------
(State or Other                (Commission                 (IRS Employer
 Jurisdiction of                 File Number)               Identification No.)
   Incorporation)



110 East 59th Street, New York, New York                                10022
-------------------------------------------------------------------------------
(Address of Principal Executive Offices)                             (Zip Code)


        Registrant's Telephone Number, including area code (212) 906-8440
                                                          ---------------



          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events.
-------    -------------

     On November 7, 2001, NTL Incorporated announced financial results for three and nine months ended September 30, 2001.


Item 7.    Financial Statements and Exhibits.
-------    ----------------------------------
           Exhibits

99.1       Press release, dated November 7, 2001.

                                   SIGNATURES
                                   ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              NTL INCORPORATED
                                              (Registrant)


                                              By: /s/  Richard J. Lubasch
                                              ---------------------------------
                                              Name:   Richard J. Lubasch
                                              Title:  Executive Vice President-
                                                      General Counsel


Dated: November 7, 2001

                                  EXHIBIT INDEX
                                  -------------

Exhibit
-------

99.1    Press release, dated November 7, 2001

                                                                    Exhibit 99.1
NTL Logo


    NTL INCORPORATED ANNOUNCES RESULTS FOR THREE MONTHS AND NINE MONTHS ENDED
                               SEPTEMBER 30, 2001


THIRD QUARTER HIGHLIGHTS

-  EBITDA of Pounds Sterling 132m up 15% over Q2
-  UK Broadband customers up 73% quarter over quarter to 79,000
- UK Digital TV customers up 20% quarter over quarter to 1,144,000; now 49% of total TV customers
- RGUs increased by 64,000 and now exceed 5 million in the UK while gross RGUs exceed 9.3 million

Financial Highlights

-------------------------------------------------------------------------------
In millions (UK Pound)        Q3              Q2          9 Months          Q3
                             2001            2001           2001           2000
REVENUE
Home                          354            351          1,039             305
Business                      154            139            430             126
Broadcast                      61             59            176              54
TV Programming                  5              5             16               2
NTL Europe                     71             80            231              73
                  --------------------------------------------------------------
Total Revenues                645            634          1,892             560

EBITDA                        132            115            333              62
-------------------------------------------------------------------------------

New York,  New York (November 7, 2001) - NTL  Incorporated  (NYSE:  NLI;  NASDAQ
Europe: NTLI) Commenting on the results, Barclay Knapp, President and Chief Executive of NTL said:

"We are pleased with our progress this quarter, especially since the third quarter is traditionally challenging in our industry. We are continuing to concentrate on our 2001 objectives: improving service levels, realizing better revenue potential in our products, reducing costs and increasing asset utilization.

We also increased our funding this quarter in an extremely challenging market, closing financing transactions with strategic partners Cisco, GE Capital and Nortel.

Once again, the team executed beautifully and demonstrated the real economic power of our business."


BUSINESS REVIEW

UK - NTL:HOME

RESIDENTIAL SERVICES (ON-NET)

In NTL:home, we added 64,000 revenue generating units (RGUs) in the third quarter bringing the number of services taken by NTL's 2.9 million residential customers to over 5 million. This milestone was achieved by continuing to upsell services to our existing customer base including our highly successful digital television and broadband internet service offerings. In early August, we installed our one millionth digital television customer and ended the quarter with 1,144,000 digital customers, well within reach of our 2001 target of 1.25 million. Our broadband internet rollout has been equally successful, ending the quarter with 79,000 always-on, high-speed internet customers against our year end target of 100,000, which we are on track to exceed.

NTL:home increased revenues to Pounds Sterling 354 million ($509m) and EBITDA to Pounds Sterling 131 million ($188m), resulting in an EBITDA margin of 37%.

ARPU  (average  revenue per customer)  has  increased to Pounds  Sterling  39.50 compared with Pounds Sterling 35.10 in Q3 2000 due to price increases, the continued upsell of digital and broadband services, and the higher average spend by digital customers.

Churn increased slightly in the quarter to approximately 1.7% per month, but was in line with historical trends for the third quarter.

NTL's portfolio of internet services continues to improve. In September, NTL won two top awards at the UK's annual internet rankings. ntlworld, which as of the third quarter served approximately 670,000 NTL subscribers, was voted the UK's Best Consumer ISP for the second year running. NTL was also awarded Best Use of Broadband award; a testimony to cable's lead in delivering Broadband Britain. NTL's broadband services are now available to 78% of homes passed, either on a standalone basis or via the set top box.

On October 7th, NTL began offering a 128kbps service at our competitors' narrowband dial-up price of Pounds Sterling 14.99 per month. This service is also a significantly cheaper alternative for BT's approximately 1 million ISDN customers.

NTL is also offering a broadband internet service through the television as part of its digitalplus package with over 27,000 digital TV customers taking the service for an incremental Pounds Sterling 5 per month.

On November 5th, NTL and Orange Personal Communications Limited introduced a fourth service to the consumer bundle by launching a joint mobile phone offer. Available to the majority of existing and potential on-net customers, the service is available at a subscription fee of Pounds Sterling 9.99 per month with a fixed tariff of 10p per minute (both peak and off-peak) and a 30% discount to calls made from NTL fixed line telephones.


NTL BUSINESS

NTL Business is divided into two areas: Retail and Managed Network Services. Retail addresses the general commercial market, with a special focus on SMEs and develops bundled, standardized products and services targeted at the 545,000 business premises in our local broadband footprint. Managed Network Services
(MNS) capitalizes on NTL's long history of providing specialized integrated communications solutions and installing and operating complex communications networks for larger companies, institutions and other communications carriers. MNS covers VISP, Public Safety, Mobile, Carriers and Enterprise, which includes bespoke services to large corporate customers.

During the quarter, NTL Business grew revenue to Pounds Sterling 154 million ($221m) and EBITDA improved to Pounds Sterling 63 million ($91m). The average revenue per customer increased from Pounds Sterling 1,832 to Pounds Sterling 2,047 per month in the quarter as we continued to focus on upsell in the business segment.

NTL's business product portfolio is being expanded to connect the full range of retail business customers to our local and national networks for their voice, data and internet communications needs. The packages range from switched voice and "broadband lite" services for tele-workers to E1 integrated access, broadband services, Centrex and IP services for medium sized business to leased line and call center services for large enterprises.

Managed Network Services had a number of notable contract wins during the quarter including a four-year contract with ICL Pathway, worth Pounds Sterling
1.3 million, for supplying maintenance to the routers used in delivering services to UK post office counters. Other wins for MNS during the third quarter include a Pounds Sterling 800,000 contract over three years supplying broadband internet to schools in Northern Ireland, a Pounds Sterling 640,000 contract with CSC/BAe, a Pounds Sterling 400,000 data network deal with Next Retail, and a Pounds Sterling 100,000 contract with Powergen for Managed IP Network.

NTL BROADCAST

NTL Broadcast consists of three main businesses: (1) broadcast transmission services for digital and analogue television and radio in the UK and Australia,
(2) rental of antenna space on the Company's owned and leased towers and sites and the provision of associated services to a variety of carriers operating wireless networks, and (3) satellite and media services for programmers, news agencies, sports broadcasters and production companies including satellite uplink, studio playout and outside broadcast services.

The division continues to benefit from increased demand for its services. Q3 revenues of Pounds Sterling 61 million ($88m) and EBITDA of Pounds Sterling 32 million ($46m) reflect the steady growth characteristic of this business.

Our transmission business is currently growing as a result of new contract wins for digital radio in the UK and digital TV in the UK and in Australia. This quarter, growth in our tower and sites division is currently coming from our in-building bespoke networks group where we added twelve new locations. Growth in our satellite segment has been strong recently as ad hoc demand for satellite uplinking surged following the events of September 11th. Good progress continues to be made in the satellite uplinking business. In the third quarter, six new contracts, valued at Pounds Sterling 40 million, were signed.

TV AND PROGRAMMING

NTL's content strategy has been two-fold: to launch services where we see a gap in the market and can be a force for innovation (such as offering interactive news through our partnership with ITN), and to increase our negotiating position with other major content providers by investing in the four most popular areas of multi-channel TV. These are Sport: with British Eurosport; News: through the ITN News Channel; Movies: with Front Row and The Studio; and Games: with Two Way TV.

SHARED SERVICES

Shared services encompass Networks, IT, Group Site Services, Finance, Legal and Human Resources. During the quarter, geographical reorganizations in both ntl:home and ntl:business replaced many shared costs with more accountable, and lower, direct costs in the operating business, a trend that will continue through 2002.

Network costs continue to be reduced as a result of decreasing fault rates and improved efficiencies in the field force.

The transition of NTL's IT services in the UK and Ireland to IBM was completed smoothly and work is now well underway on the development of an integrated customer care and billing system. The third quarter also saw the outsourcing of the facilities management functions in the UK, which will lead to additional cost reductions.

NTL EUROPE

NTL Europe consists of wholly owned Cablecom (Switzerland), 1G Networks (France) and NTL Ireland, as well as investment holdings in Noos in France (27%), B2 in Sweden (34%) and eKabel in Germany (32.5%).

These companies provide NTL with a presence in key European capital cities outside of the UK, including Dublin, Frankfurt, Paris, Stockholm and Zurich. In NTL Europe, we have grown our customer base (on a gross basis) to 4.2 million during the third quarter by adding approximately 43,000 new customers and increasing RGU's by approximately 60,400 to 4.3 million.

NTL Europe reported consolidated revenues of Pounds Sterling 71 million ($102m) with EBITDA of Pounds Sterling 17 million ($25m) for Q3. The reduction in revenue for the quarter was the result of a planned reduction of third party construction revenue and consumer hardware revenue. These reductions were planned owing to low gross margins for these revenue sources; hence the company EBITDA margins improved.

In the third quarter, NTL Ireland launched digital television to its three franchise areas in the Republic of Ireland. In Dublin, the service was made available in late August with the other two franchise areas rolling out the service towards the end of September. NTL has now met its 2001 regulatory milestones.

Throughout the third quarter, NTL continued to upgrade the European networks to provide bundled services. In Switzerland, over 81% of the network is now upgraded to digital. With its network upgraded, remaining capital expenditure is expected to be success-based. In Germany, the upgrade is in progress, and Noos is already fully digital with an 860MHz system. 1G continues to upgrade its network and B2 is focusing its marketing efforts on areas that have already been upgraded.

On the strength of these upgrades, NTL Europe continues to see growth in broadband and digital services. NTL Europe and its affiliates serve:

- more than 54,000 cable modem subscribers in Cablecom, 83,000 in Noos and 50,000 fibre to the home subs in B2
- more than 45,000 digital television subscribers in Cablecom and 291,000 in Noos

Also in the third quarter, NTL Europe further strengthened its management teams. Otto Rathsman, formerly of GE Medical, has joined as CFO of NTL Europe to lead acquisition integration and financial reporting process transformation. Other key appointments include Rudolf Fischer, Chief Operating Officer for Cablecom; Patrick Leleu, President of Noos; and Doug Giesen, Chief Operating Officer for e-Kabel.

FINANCIAL REVIEW

REVENUE SUMMARY (IN UK POUNDS 000s)

----------------------------------------------------------------------------------------------------------------------
                                          Q3-2001         Q2-2001          Q1-2001          Q4-2000         Q3-2000
----------------------------------------------------------------------------------------------------------------------

   CONSUMER
      On-Net                              335,355         330,848          312,187          298,592         284,273
      Off-Net                              18,511          20,187           22,222           22,094          21,030
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                            353,866         351,035          334,409          320,686         305,303

   BUSINESS
      Direct                               86,011          83,462           87,480           84,150          78,731
      Wholesale                            55,016          42,750           37,181           33,975          35,172
      Radcomms                             12,945          12,342           12,700           12,837          11,714
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                            153,972         138,554          137,361          130,962         125,617

   BROADCAST
      Towers & Transmission                50,698          49,150           48,153           47,908          46,024
      Satellites                           10,043           9,470            8,587            8,341           7,535
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                             60,741          58,620           56,740           56,249          53,559

   TV PROGRAMMING                           5,590           5,449            5,108            4,303           1,968

   NTL EUROPE
      Cablecom                             58,306          67,607           67,910           60,883          61,414
      Cablelink                            10,396          10,349           10,092           11,330           9,668
      1G Networks                           2,303           2,048            2,026            1,987           2,032
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                             71,005          80,004           80,028           74,200          73,114

   TOTAL REVENUE                          645,174         633,662          613,646          586,400         559,561
----------------------------------------------------------------------------------------------------------------------

EBITDA SUMMARY (IN UK POUNDS 000s)
----------------------------------------------------------------------------------------------------------------------
                                          Q3-2001         Q2-2001          Q1-2001          Q4-2000         Q3-2000
----------------------------------------------------------------------------------------------------------------------


   CONSUMER

      On-Net                              124,027         119,751          106,865           94,082          83,709
      Off-Net                               6,628           5,058            3,706            2,396           2,816
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                            130,655         124,809          110,571           96,478          86,525

   BUSINESS
      Direct                               27,674          23,679           24,444           24,245          22,441
      Wholesale                            32,126          24,603           22,034           21,000          20,232
      Radcomms                              3,191           2,218            1,718            2,054           2,184
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                             62,991          50,500           48,196           47,299          44,857

   BROADCAST
      Towers & Transmission                26,631          25,187           23,657           20,946          22,979
      Satellites                            4,915           4,536            3,518            4,536           2,464
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                             31,546          29,723           27,175           25,482          25,443

   SHARED SERVICES
      Technology & Networks               (45,072)        (46,136)         (48,026)         (47,175)        (43,840)
      Corporate Support                   (60,879)        (57,104)         (60,004)         (54,053)        (59,191)
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                           (105,951)       (103,240)        (108,030)        (101,228)       (103,031)

   TV PROGRAMMING                          (4,327)         (3,511)          (4,551)         (15,396)        (11,373)

   NTL EUROPE
      Cablecom                             17,743          18,067           15,614           16,147          22,650
      Cablelink                             2,059           1,340              586            1,420            (684)
      1G Networks                          (2,682)         (2,596)          (3,968)          (5,434)         (2,144)
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                             17,120          16,811           12,232           12,133          19,822

   TOTAL EBITDA                           132,034         115,092           85,593           64,768          62,243
----------------------------------------------------------------------------------------------------------------------

FINANCIAL OUTLOOK FOR 2001, 2002 AND 2003


-------------------------- ---------------------------- --------------------------- -------------------------
Financial Outlook
(in millions)                           2001E                        2002E                       2003E
-------------------------- ---------------------------- --------------------------- -------------------------
Revenues                                2,600                        3,300                       4,100
EBITDA(1)                                 485                          950                       1,575
Capital Expenditure                     1,300                          925                         900
-------------------------- ---------------------------- --------------------------- -------------------------
(1) EBITDA excludes corporate expenses.

FINANCING

The Company anticipates that its financing over the remainder of 2001 and 2002 will consist mainly of cash on hand and available bank lines in the UK, Switzerland and Australia. During 2001, we have raised approximately Pounds Sterling 1.5 billion of additional capital. While a portion of these funds has been used to reduce commitments to our working capital facility (now standing at Pounds Sterling 417m), approximately Pounds Sterling 795m of total incremental liquidity has been added to the Company's resources.

On October 3, NTL completed $250 million (Pounds Sterling 169m) of vendor financing from Cisco Systems ($150m) and the Export Development Corporation of Canada (EDC) in conjunction with Nortel ($100m). This funding was in addition to the closing of the GE Capital senior secured financing of Pounds Sterling 200 million ($294m); both elements of funding served to increase the UK bank facility.

We believe that, based on our financial outlook, we are funded up to the point where the Company becomes cash flow positive at the end of 2003. The Company will cover net cash interest by the middle of 2002 and turn free cash flow positive at the end of 2003.

Furthermore, the Company anticipates that before the end of 2001 we will have reached agreement to monetize at least a portion of the broadcast division's assets and, in preparation for that event, we have retained an investment adviser to review strategic alternatives. In addition, we believe that the combination of our wholly owned French cable operation, 1G, and Noos is imminent. We expect this transaction to have a positive impact on our liquidity.

----------------------------------------------------------------------------------------------------------------
Available Cash and Bank Facilities
(in millions UK Pounds)                                 Maximum Line             Drawn               Available
----------------------------------------------------------------------------------------------------------------
Current Bank Facilities:
    UK                                                       3,245                   2,600                  645
    Australia                                                  118                      67                   50
    Switzerland                                              1,741                   1,466                  275
                                               --------------------    --------------------   ------------------
Total Bank Facilities                                        5,104                   4,133                  970

Cash                                                                                                        354
                                                                                              ------------------
TOTAL                                                                                                     1,324
----------------------------------------------------------------------------------------------------------------

                         FINANCIAL RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001
                                       (IN $ MILLIONS EXCEPT PER SHARE DATA)



                                                                             THREE MONTHS ENDED
                                                                                SEPTEMBER 30,
                                                            ------------------------------------------------------
                                                                      2001                       2000
                                                            ------------------------------------------------------


Revenues
Consumer telecommunications and television                                  $618.2                   $566.0
Business telecommunications                                                  222.4                    185.7
Broadcast transmission and other                                              87.4                     79.0
                                                             -------------------------------------------------------
                                                                             928.0                    830.7

Costs and expenses
Operating expenses                                                           440.2                    424.7
Selling, general and administrative expenses                                 297.9                    314.1
                                                             -------------------------------------------------------
                                                                             738.1                    738.8
                                                             -------------------------------------------------------
EBITDA                                                                       189.9                     91.9

Non-cash compensation                                                         30.6                      2.2
Other charges                                                                 31.2                      6.0
Corporate expenses                                                            11.1                      9.5
Other non-cash charges                                                         4.0                      -
Depreciation and amortization                                                748.8                    600.0
                                                             -------------------------------------------------------
Operating (loss)                                                            (635.8)                  (525.8)

Other income (expense)
Interest income and other, net                                               (34.9)                    (1.2)
Interest expense                                                            (355.7)                  (280.9)
Foreign currency transaction gains (losses)                                  (20.0)                    23.1
                                                             -------------------------------------------------------
(Loss) before income tax benefit                                          (1,046.4)                  (784.8)
Income tax benefit                                                            14.9                     14.5
                                                             -------------------------------------------------------
Net (loss)                                                                (1,031.5)                  (770.3)

Preferred stock dividends                                                    (88.7)                   (63.3)
                                                             -------------------------------------------------------
Net (loss) available to common shareholders                              $(1,120.2)                 $(833.6)
                                                             =======================================================

Basic and diluted net (loss) per common share                               $(4.05)                  $(3.08)

                                                             =======================================================

Weighted average shares                                                      276.5                    270.8

                                                             =======================================================

                          FINANCIAL RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                                       (IN $ MILLIONS EXCEPT PER SHARE DATA)


                                                                              NINE MONTHS ENDED
                                                                                SEPTEMBER 30,
                                                            ------------------------------------------------------
                                                                      2001                       2000
                                                            ------------------------------------------------------


Revenues
Consumer telecommunications and television                                $1,847.5                 $1,238.8
Business telecommunications                                                  621.2                    511.9
Broadcast transmission and other                                             253.3                    237.2
                                                             -------------------------------------------------------
                                                                           2,722.0                  1,987.9

Costs and expenses
Operating expenses                                                         1,330.0                    967.8
Selling, general and administrative expenses                                 913.4                    769.3
                                                             -------------------------------------------------------
                                                                           2,243.4                  1,737.1
                                                             -------------------------------------------------------
EBITDA                                                                       478.6                    250.8

Non-cash compensation                                                         30.6                      2.2
Other charges                                                                 56.5                     19.7
Corporate expenses                                                            37.0                     30.7
Other non-cash charges                                                         9.9                      -
Depreciation and amortization                                              2,321.5                  1,245.5
                                                             -------------------------------------------------------
Operating (loss)                                                          (1,976.9)                (1,047.3)

Other income (expense)
Interest income and other, net                                              (120.2)                    48.1
Interest expense                                                          (1,042.0)                  (729.1)
Foreign currency transaction (losses)                                        (11.1)                   (89.3)
                                                             -------------------------------------------------------
(Loss) before income tax benefit                                          (3,150.2)                (1,817.6)
Income tax benefit                                                            46.6                     33.1
                                                             -------------------------------------------------------
Net (loss)                                                                (3,103.6)                (1,784.5)

Preferred stock dividends                                                   (229.6)                  (129.5)
                                                             -------------------------------------------------------
Net (loss) available to common shareholders                              $(3,333.2)               $(1,914.0)
                                                             =======================================================

Basic and diluted net (loss) per common share                              $(12.09)                  $(9.63)

                                                             =======================================================

Weighted average shares                                                      275.8                    198.8

                                                             =======================================================


DISCUSSION OF THIRD QUARTER RESULTS

Consumer telecommunications and television revenues increased to $618.2 million from $566.0 million as a result of price increases, upselling new services to customers and from growth in the Company's customer base. Upselling to existing customers, new digital and cable modem customers and the price increases implemented in the first and second quarters of 2001 resulted in ARPU increases that contributed to the revenue increase. Increase in ARPU in the future is also expected to be achieved by providing new services such as digital television, cable modem and mobile telephone services to consumer customers.

Business telecommunications revenues increased to $222.4 million from $185.7 million primarily as a result of the acquisition of the UK assets and contracts of Viatel UK in the third quarter of 2001. In addition, the Company continues to focus specific sales and marketing effort on winning business customers in its franchise areas and increasing revenue from its existing customers.

Broadcast transmission and other revenues increased to $87.4 million from $79.0 million. The increase reflects increases in the number of broadcast television and FM radio customers and accounts, which exceeded price cap reductions in the Company's regulated services, and increases in satellite and media services used by broadcast and media customers. The Company expects growth in broadcast services to be driven primarily by contracts related to the increased demand for tower infrastructure by wireless services operators expanding and upgrading their networks for wireless broadband, the privatization of national broadcast networks, the digitalization of analog television and radio signals and the further development of programming for the European markets requiring satellite and terrestrial distribution services.

In 2000 and 2001, the substantial majority of revenues in all segments were derived from operations in the United Kingdom.

We have reclassified certain costs from selling, general and administrative expenses to operating expenses in the first and second quarters of 2001 to conform to the current presentation. The amounts reclassified were $10.8 million in the first quarter of 2001 and $34.7 million in the second quarter of 2001. Cablecom consumer revenue and operating expenses for the first quarter of 2001 were reclassified in the second quarter of 2001 to conform to the second quarter and current presentation. In addition, certain revenues have been reclassified from business telecommunications to broadcast transmission and other, and certain costs have been reclassified from operating expenses to selling, general and administrative expenses in 2000 to conform to the 2001 classifications.

Operating expenses (including network expenses) increased to $440.2 million from $424.7 million as a result of increases in interconnection and programming costs due to revenue growth. Operating expenses as a percentage of revenues decreased to 47.4% in 2001 from 51.1% in 2000. The percentage decrease reflects cost savings efforts such as fault reduction and increased field force effectiveness.

Selling, general and administrative expenses decreased to $297.9 million from $314.1 million. Selling, general and administrative expenses as a percentage of revenues decreased to 32.1% in 2001 from 37.8% in 2000. The absolute and percentage declines reflect cost savings efforts including the restructuring in November 2000.

Non-cash compensation was $30.6 million in 2001 and $2.2 million in 2000. In July 2001, the Compensation and Option Committee of the Board of Directors approved modifications to certain stock options. Options to purchase an aggregate of approximately 4.7 million shares of the Company's common stock with exercise prices from $.17 to $14.76 per share that were going to expire on July 30, 2001 to October 2004 were extended to January 30, 2006. The Company recognized non-cash compensation expense of $30.6 million based on the difference between the quoted market price of the Company's common stock on the date of the modification of $12.05 per share and the exercise price per share.

In September 2000, the Board of Directors approved modifications to certain stock options granted to employees in November 1999 through May 2000. Options to purchase an aggregate of approximately 16.5 million shares of the Company's common stock with a weighted average exercise price of $64.39 per share were modified such that the exercise price was reduced to $44.50 per share and the vesting schedule was delayed and/or lengthened. The Company is accounting for these options as a variable plan beginning in September 2000. The Company will recognize non-cash compensation expense for the difference between the quoted market price of the Company's common stock and the exercise price of the vested options while the options remain outstanding. In September 2000, the Company recognized non-cash compensation expense of $2.2 million.

Other charges increased to $31.2 million from $6.0 million. Other charges include costs incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. The increase in other charges was the result of an acceleration of a number of these projects, and the associated fees to the consultants and advisors, in order to achieve the cost savings earlier than projected.

Corporate expenses increased to $11.1 million from $9.5 million primarily due to an increase in payroll and overhead costs.

Other non-cash charges of $4.0 million in the third quarter of 2001 are for the write-down of certain investments.

Depreciation and amortization expense increased to $748.8 million from $600.0 million due to an increase in amortization on acquisition-related intangibles and an increase in depreciation of telecommunications and cable television equipment. The 2001 and 2000 expense includes $504.9 million and $357.2 million, respectively, from Cablecom and ConsumerCo (companies that were acquired in 2000), including amortization of the acquisition related intangibles.

Interest income and other, net increased to expense of $34.9 million from expense of $1.2 million as a result of increases in the net losses of affiliates accounted for by the equity method. Interest income and other, net includes equity in net losses of affiliates of $52.0 million in 2001 and $14.1 million in 2000.

Interest expense increased to $355.7 million from $280.9 million due to the issuance of additional debt, and the increase in the accretion of original issue discount on the deferred coupon notes. Interest of $358.1 million and $171.8 million was paid in cash in the three months ended September 30, 2001 and 2000, respectively.

Foreign currency transaction gains (losses) were losses of $20.0 million in 2001 and gains of $23.1 million in 2000 primarily due to the effect of changes in exchange rates. The Company and certain of its subsidiaries have cash, cash equivalents and debt denominated in non-U.S. dollar currencies that are affected by changes in exchange rates. In addition, foreign subsidiaries of the Company whose functional currency is not the U.S. dollar hold cash, cash equivalents and debt denominated in U.S. dollars which are affected by changes in exchange rates.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words, "believe," "anticipate," "plan," "will," "expects," "projects," "positioned," "strategy," and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include the following: general economic and business conditions, technological developments, the Company's ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services, the impact of restructuring and integration actions, the impact of new business opportunities requiring significant up-front investment, interest rate and currency exchange rate fluctuations and availability, terms and deployment of capital. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

FOR MORE INFORMATION CONTACT:

INVESTOR RELATIONS:
John F. Gregg, Senior Vice President - Chief Financial Officer
Bret Richter, Vice President - Corporate Finance and Development
Tamar Gerber, Director - Investor Relations
Tel: (+1) 212 906 8440, or via e-mail at investor_relations@ntli.com

The Abernathy MacGregor Group  - Winnie Lerner, (+1) 212 371 5999

IN THE UK:

MEDIA:
Alison Kirkwood, Media Relations, +44 (0)1256 752 662 / 07788 186154
Malcolm Padley, Media Relations, +44 (0)01256 753408 / 07788 978199

Buchanan Communications - Richard Oldworth, Mark Edwards or Jeremy Garcia
Tel: +44 (0)20 7466 5000

INVESTOR RELATIONS:
Virginia McMullan, +44 (0)207 909 2144, or via e-mail at investorrelations@ntl.com


There will be a presentation to analysts and investors today at 08:30 EDT (13:30 GMT) in the Jade Room at The Waldorf Astoria, 301 Park Avenue, New York.

Analysts and investors can dial in to the presentation by calling in the United States 1-877-505-5130 or 1-706-679-8597 for international access or via a live audio webcast of the conference call on the company's website, www.ntl.com/investors. A slide presentation will also be available at our website during the conference call.

APPENDIX

OPERATING STATISTICS AS OF SEPTEMBER 30, 2001
(subscriber totals in thousands)

                               NTL       NTL         1G       CABLECOM       NOOS      EKABEL        B2
                               (UK)    (IRELAND)   (FRANCE)    (SWISS)     (FRANCE)    (GERMANY)  (SWEDEN)     EQUITY      GROSS

RESIDENTIAL

Ownership Interest               100%      100%       100%     100% (1)      27.0%      32.5%       34.0%

Homes in Franchise           11,411.2     424.0      287.0     1,904.7     3,179.0    2,800.0       299.0    15,709.0    20,304.9
Homes passed                  8,404.1     424.0      267.0     1,904.7     2,563.0    1,828.0       204.0    12,167.4    15,594.8
Homes marketed (Telco)        7,506.4      20.0          -           -         5.0          -           -     7,527.8     7,531.4
Homes marketed (CATV)         7,729.8     424.0      214.9     1,728.0     2,563.0    1,828.0       167.0    11,278.5    14,654.7

Customers                     2,881.8     374.6       75.5     1,580.1       819.5    1,294.0        50.5     5,419.1     7,076.0
                             .....................................................................................................
   Dual/Triple RGU            2,059.8       6.4        0.4        54.8        65.7          -           -     2,138.3     2,187.1
   Single RGU                   822.0     368.2       75.1     1,525.3       753.8    1,294.0        50.5     3,280.7     4,888.9

CATV                          2,326.7     374.6       75.5     1,580.1       801.9    1,294.0           -     4,842.1     6,452.8
                             .....................................................................................................
     Digital                  1,143.5         -        2.7        45.9       291.7          -           -     1,268.9    1,483.8
     Analog                   1,183.2     374.6       43.5     1,534.2       205.9    1,294.0           -     3,461.7     4,635.4
     Antenna                        -         -       29.3           -       304.3          -           -       111.5       333.6

Telephone                     2,614.9       6.4          -           -         2.3          -           -     2,621.9     2,623.6

Internet                        815.2         -        0.4       212.0        83.6          -        50.5     1,066.5     1,161.7
                             .....................................................................................................
    Dial-Up                     708.8         -          -       157.2           -          -           -       866.0       866.0
      (ntlworld + other)
    Digital TV Access            27.2         -          -           -           -          -           -        27.2        27.2
    Broadband                    79.2         -        0.4        54.8        83.6          -        50.5       173.3       268.5

RGUs (TV, Telco, BB)          5,020.8     381.0       75.9     1,634.9       887.8    1,294.0        50.5     7,637.3     9,344.9
Service Units (TV, Telco,     5,756.8     381.0       75.9     1,792.1       887.8    1,294.0        50.5     8,530.5    10,238.1
Int)

RGUs/Customer                   1.74x     1.02x      1.01x       1.03x       1.08x      1.00x       1.00x       1.41x       1.32x
Service Units/Customer          2.00x     1.02x      1.01x       1.13x       1.08x      1.00x       1.00x       1.57x       1.45x

Penetration:
   CATV                         30.1%     88.3%      35.1%       91.4%       31.3%      70.8%        0.0%       42.9%       44.0%
   Telephone                    34.8%     32.0%         --          --       46.0%         --          --       34.8%       34.8%
   Customer                     37.3%     88.3%      35.1%       91.4%       32.0%      70.8%       30.2%       48.0%       48.3%
   RGU                          65.0%     89.9%      35.3%       94.6%       34.6%      70.8%       30.2%       67.7%       63.8%
   Service Unit                 74.5%     89.9%      35.3%      103.7%       34.6%      70.8%       30.2%       75.6%       69.9%
   Dual / Triple                71.5%      1.7%       0.5%        3.5%        8.0%       0.0%        0.0%       39.5%       30.9%

Quarterly Growth:
   Customers                     13.3       0.5       (0.2)       11.0        13.4          -        18.4        35.9        56.4
   RGUs                          63.6       3.4          -        19.5        19.1          -        18.4        99.2       124.0

Off-Net Telephony               374.3         -          -           -           -          -           -       374.3       374.3
                             .....................................................................................................
   Telephone                    281.2         -          -           -           -          -           -       281.2       281.2
   Telephone + Internet          93.1         -          -           -           -          -           -        93.1        93.1


BUSINESS DIVISION

Business Customers               75.4       1.0          -         3.8        37.2          -           -        90.2       117.4
Business Lines                  388.0         -          -           -           -          -           -       388.0       388.0
Wholesale Internet Subs       1,197.8                                                                         1,197.8     1,197.8


TOTAL CUSTOMERS               4,529.3     375.6       75.5     1,583.9       856.7    1,294.0        50.5     7,081.4     8,765.5
TOTAL SERVICE UNITS           7,810.0     381.0       75.9     1,792.1       887.8    1,294.0        50.5    10,583.7    12,291.3


(1) Cablecom has equity interests in 28 cable systems in Switzerland. The following statistics reflect the proportional operating data in which Cablecom does not maintain an equity interest: 187,900 homes passed, 161,100 homes marketed, 151,900 subscribers, 800 broadband Internet subscribers and 152,700
RGUs.
